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                                                                     Exhibit 4.5

                   AMENDED AND RESTATED SHAREHOLDER AGREEMENT

     THIS AMENDED AND RESTATED SHAREHOLDER AGREEMENT dated as of August 11, 2003 (this "Agreement") is by and between DYNEGY INC., an Illinois corporation ("Dynegy"), and CHEVRON U.S.A. INC., a Pennsylvania corporation (the "Shareholder").

     A. Shareholder owns a significant percentage of the outstanding capital stock of Dynegy.

     B. Shareholder and Dynegy, among others, are party to that certain Shareholder Agreement dated as of June 14, 1999 (the "Original Agreement") entered into in connection with the consummation of the transactions contemplated by the Plan of Merger dated as of June 14, 1999 among the Shareholder, Dynegy and the other parties thereto (the "Merger Agreement") with respect to Dynegy's acquisition by merger of Illinova Corporation (the "Acquisition").

     C. In connection with the Series B Preferred Stock Exchange Agreement dated as of July 28, 2003 (the "Exchange Agreement") between the parties and upon consummation of the Series B Exchange contemplated thereby, Shareholder and Dynegy have agreed to amend and restate the Original Agreement as hereinafter set forth with effect from and after the Series B Exchange (as defined in the Exchange Agreement).

     NOW, THEREFORE, in consideration of the premises and the mutual and independent covenants hereinafter set forth and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     As used in this Agreement, each of the following capitalized terms is defined as follows:

     "1999 Order" has the meaning specified in Section 2.1.

     "Acquisition" has the meaning specified in Recital B.

     "Affiliate" shall mean a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person, and includes any Person acting in concert with another Person.

     "Agreement" has the meaning specified in the preamble to this Agreement.

     "Auction" shall mean a sale process for 100% of the total combined voting power of the outstanding voting securities of Dynegy conducted by an investment banking firm of national reputation selected by Dynegy and reasonably acceptable to Shareholder. An "Auction" may include either (i) a broad or narrow solicitation of interest and may or may not involve multiple rounds of bidding as determined by Dynegy's Board of Directors or a committee thereof or (ii) any recapitalization, combination, reverse merger or other similar transaction.

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     "Blocking Event" shall occur if either (a) all of the directors elected to
Dynegy's Board of Directors pursuant to the terms of the Class B Shares present at the meeting where a Covered Transaction is considered vote against a Covered Transaction and such Covered Transaction is otherwise approved by at least a majority of the directors elected to Dynegy's Board of Directors then in office, or (b) any of the Class B Shares are voted against a Covered Transaction and such Covered Transaction is otherwise approved by at least two-thirds of those shares entitled to vote on the transaction (other than the Class B Shares and other than shares that are beneficially owned by members of Dynegy's Board of Directors and the executive officers of Dynegy or any Subsidiary of Dynegy). Notwithstanding the foregoing, no "Blocking Event" shall be deemed to occur with respect to (x) any Covered Transaction which is a substantially similar transaction as a Covered Transaction previously acted upon, the intent of the parties being that repetitive submissions of substantially similar proposals shall not result in additional Blocking Events having occurred or (y) any event that would otherwise constitute a Blocking Event pursuant to clause (a) or (b) of the preceding sentence with respect to which a majority of the directors elected to Dynegy's Board of Directors then in office (other than the directors elected by the holders of the Class B Shares) determines that such event shall not be deemed to be a Blocking Event.

     "Buyout Event" shall occur upon the earlier of (a) the occurrence of a second Blocking Event within a period of 24 consecutive months following the occurrence of a prior Blocking Event or (b) the occurrence of a third Blocking Event (regardless of the period of time between Blocking Events).

     "Class A Shares" means Dynegy's Class A Common Stock, no par value.

     "Class B Shares" means Dynegy's Class B Common Stock, no par value.

     "Common Stock" means Class A Shares and/or Class B Shares.

     "Conversion Shares" means Mandatory Conversion Shares and Optional Conversion Shares. For the avoidance of doubt, unconverted shares of Series C Preferred Stock shall not be considered to be Conversion Shares.

     "Covered Transaction" shall mean an event specified in Article III, Section 7.(B) (excluding clauses (1) and (2) thereof) of the Bylaws of Dynegy. For informational purposes only, an extract from the Bylaws of Dynegy (modified as provided in Section 8.16(b) hereof) showing such Section 7.(B) is contained in
Schedule I hereto.

     "CUSA" means Chevron U.S.A. Inc., a Pennsylvania corporation.

     "CVX" means ChevronTexaco Corporation, a Delaware corporation.

     "Dynegy" has the meaning specified in the preamble to this Agreement.

     "Dynegy Designee" has the meaning specified in Section 3.2(b).

     "Exchange Act" shall mean the Securities and Exchange Act of 1934, as amended.

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     "Exchange Agreement" has the meaning specified in Recital C.

     "Governmental Authority" shall mean any governmental or regulatory authority or agency.

     "Governmental Order" shall mean any rule, regulation, order, writ or decree of a Governmental Authority.

     "Mandatory Conversion Shares" shall mean Class B Shares issued by Dynegy upon the conversion of the Series C Preferred Stock effected at the option of Dynegy pursuant to the Series C Statement. For the avoidance of doubt, unconverted shares of Series C Preferred Stock shall not be considered to be Mandatory Conversion Shares.

     "Merger Agreement" has the meaning specified in Recital B.

     "Nuclear Facility" has the meaning specified in Section 5.3.

     "Offer Notice" has the meaning specified in Section 3.2(b)(i).

     "Optional Conversion Shares" shall mean Class B Shares issued by Dynegy upon the conversion of the Series C Preferred Stock effected at the option of the holder of Series C Preferred Stock pursuant to the Series C Statement. For the avoidance of doubt, unconverted shares of Series C Preferred Stock shall not be deemed Optional Conversion Shares.

     "Original Agreement" has the meaning specified in Recital B.

     "Ownership Threshold" has the meaning specified in Section 3.1(a).

     "Parent" shall mean any Person of which Shareholder is a "subsidiary company" as defined in PUHCA.

     "Person" shall mean a natural person, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

     "Public Sale" shall mean (a) an underwritten public offering of Class B Shares (or the Class A Shares into which they are convertible) pursuant to an effective registration statement under the Securities Act or (b) a bona fide public sale of Class B Shares in an open market transaction through a broker, dealer or market maker under Rule 144 (or any successor rule thereto) of the Securities Act.

     "PUHCA" shall mean The Public Utility Holding Company Act of 1935, as amended, including any regulations promulgated thereunder or any successor statutes thereto.

     "Qualified Offer" shall mean a written offer by Shareholder or any Affiliate thereof to acquire all, but not less than all, of the outstanding voting securities of Dynegy for consideration consisting solely of cash or freely tradable securities listed on a national securities exchange or

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the NASDAQ National Market (or successors thereto), which offer is accompanied by a fairness opinion relating to such offer from an investment banking firm of national reputation.

     "SEC" shall mean the Securities and Exchange Commission or any successor organization.

     "Section 2(a)(8) Application" has the meaning specified in Section 2.1(b).

     "Section 3(a)(3) Application" has the meaning specified in Section 2.1(a).

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Series C Preferred Stock" means Dynegy's Series C Convertible Preferred Stock, no par value.

     "Series C Statement" means the Statement of Resolution adopted by the Board of Directors of Dynegy to establish the terms of the Series C Preferred Stock.

     "Shareholder" has the meaning specified in the preamble to this Agreement.

     "Third Party Offer" shall mean a bona fide cash offer from any Person to acquire all or any part of the Class B Shares (or the Class A Shares into which they are convertible).

     "Third Party Offer Notice" has the meaning specified in Section 3.2(b)(ii).

     "Third Party Offeror" shall mean a Person who makes a Third Party Offer.

     "Transfer" shall mean: (a) when used as a noun, any direct or indirect transfer, sale, assignment, conveyance, pledge, hypothecation, encumbrance or other disposition; and (b) when used as a verb, to directly or indirectly transfer, sell, assign, convey, pledge, hypothecate, encumber or otherwise dispose of; provided that "Transfer" shall not include any such transfer to a "Permitted Transferee" (as defined in Dynegy's Articles of Incorporation) provided that such Permitted Transferee agrees in writing to become a party to this Agreement and to be bound by the provisions hereof; provided, further, that "Transfer" shall include a change of control of any Person who holds, directly or indirectly, Class B Shares (but shall not include a change of control with respect to CVX).

     "Widely Disbursed Public Sale" shall mean a Public Sale in which no purchaser and its affiliates (a) acquires Class B Shares (or the Class A Shares or other securities into which the Class B Shares are convertible) representing more than 3% of the total combined voting power of all voting securities of Dynegy then outstanding or (b) acquire any shares to the extent that such acquisition will increase such purchaser's and its Affiliates' combined voting power to more than 5% of the total combined voting power of all voting securities of Dynegy then outstanding.

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                                   ARTICLE II

               AGREEMENTS RELATING TO PUHCA AND ICC CERTIFICATION

     2.1 Background. By order dated December 27, 1999, (Holding Company Act Release No. 27122) (the "1999 Order"), the SEC authorized the indirect acquisition by CVX (under its then name "Chevron Corporation") of voting securities of Illinova Corporation. The 1999 Order reserved jurisdiction over the request of CVX and its wholly-owned subsidiary, CUSA, for an order of exemption or exclusion under section 3(a)(3) of PUHCA.

          (a) Notwithstanding such reservation and based upon the application of CVX and CUSA under PUHCA (Amendment No. 4, Post-Effective Amendment No. 1, File No. 70-9553, filed January 27, 2000) filed in good faith, CUSA is exempt/excluded from the registration requirements of PUHCA that would otherwise apply to CUSA by virtue of its ownership of voting securities of Dynegy. Such application (as the same was modified to reflect changes in circumstances since January 27, 2000 in Amendment No. 5, Post-Effective Amendment No. 3, Filed No. 70-9553, filed June 27, 2003) is herein called the "Section 3(a)(3) Application".

          (b) On July 7, 2003, Dynegy filed in good faith an application on Form U-1 for an order declaring Dynegy not to be a subsidiary company within the meaning of section 2(a)(8) of PUHCA. Such application is herein called the "Section 2(a)(8) Application". If the Section 2(a)(8) Application as originally filed were to be granted, then CVX and CUSA would not, based on their interests in Dynegy and its subsidiary companies, be holding companies under PUHCA.

     2.2 Covenants of Shareholder and Dynegy. Shareholder and Dynegy covenant and agree that:

          (a) In the event that the SEC grants the Section 3(a)(3) Application and/or the Section 2(a)(8) Application conditioned upon modifications to Shareholder's ownership interests or minority shareholder protection rights (including governance and voting rights) pertaining to Dynegy or that the staff of the SEC's Division of Investment Management at a level of Assistant Director or higher conditions its willingness to support the issuance of a final order granting the Section 3(a)(3) Application and/or the Section 2(a)(8) Application upon the inclusion in Shareholder's exemption application of representations or undertakings concerning Shareholder's intended exercise of its rights, Shareholder will take such steps as may be reasonably required to implement (not including registration under PUHCA) such modifications or representations; provided, however, that Shareholder shall not be required to make any such modification or representation that would effect a material change in Shareholder's ownership interest or minority shareholder protection rights (including governance and voting rights) pertaining to Dynegy except as required under Section 2.2(b) hereof, or affect Shareholder's ability to acquire "foreign utility companies" under Section 33 of PUHCA.

          (b) In the event that the SEC denies the Section 3(a)(3) Application and/or the Section 2(a)(8) Application or revokes or revises in a manner adverse to Shareholder an exemption previously granted, and no action Shareholder is required to take, or will agree to take, under this Section 2.2 will enable Shareholder to obtain an exemption or to restore the exemption previously granted, Dynegy shall have the sole responsibility to take and will take the

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necessary actions to avoid Shareholder becoming a holding company required to register under PUHCA including, without limitation, one or more of the following: joining or becoming subject to an independent system operator or a separate transmission company, joining or contributing assets to a regional transmission organization, functionally separating its lines of business, or divesting utility assets or public utility companies, in any such event only to the extent necessary to allow perfection of an exemption or for Shareholder to avoid the requirement that Shareholder register as a holding company pursuant to PUHCA. In such instances, Shareholder shall cooperate with Dynegy in its efforts to obtain perfection of an exemption from the registration requirements of PUHCA for Shareholder, but will not be required to take any action materially affecting Shareholder's ownership interest or minority shareholder protection rights (including governance and voting rights) pertaining to Dynegy, or Shareholder's ability to acquire "foreign utility companies" under Section 33 of PUHCA.

          (c) Notwithstanding any other provision of this Section 2.2, in the event that Shareholder acquires (other than through Dynegy) a direct or indirect interest in any public utility company other than Illinois Power Company or acquires voting stock in Dynegy in addition to the Class B Shares held at June 30, 2003 (namely 96,891,014 Class B Shares), the Series C Preferred Stock and the Conversion Shares (if any): (i) Dynegy shall not be required to undertake any action to remedy the legal consequences under PUHCA of any such acquisition; and (ii) Shareholder shall have the sole responsibility to take (if it elects to do so) the necessary actions to avoid Shareholder becoming a holding company required to register under PUHCA including, without limitation, divestiture of the additional interests acquired by Shareholder and modification of Shareholder's minority shareholder protection rights (including governance and voting rights) in any of Shareholder's direct or indirect interests in a public utility company.

          (d) Dynegy agrees that it will not (nor allow any subsidiary to) enter into transactions or to take other action (including, but without limitation, exercising its option to effect a mandatory conversion of the Series C Preferred Stock into Mandatory Conversion Shares pursuant to the Series C Statement) that would put the exemptions from the registration requirements of PUHCA held by Dynegy or Shareholder at risk or restrict Shareholder's ability to invest in or acquire interests in "foreign utility companies" as defined by section 33(a)(3) of PUHCA.

          (e) Dynegy agrees to obtain or cause to be obtained from the Illinois Corporation Commission a certification under Section 33 of PUHCA which has the effect of allowing Shareholder, any Parent, or any "subsidiary company" (as defined in PUHCA) of such Parent to acquire and maintain an interest in the business of one or more "foreign utility companies" as defined in Section 33 of PUHCA, unless Illinova shall have provided evidence reasonably satisfactory to Dynegy and Shareholder that such certification is unnecessary for acquiring or maintaining such an interest.

          (f) Each party shall furnish such information and provide such assistance, as the other party may reasonably request for purposes of implementing the provisions of this Section 2.2.

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                                  ARTICLE III

                    LIMITATIONS ON ACQUISITIONS AND TRANSFERS

     3.1 Limitations on Certain Acquisitions by Shareholder. Dynegy and Shareholder covenant and agree that:

          (a) Shareholder may freely acquire, or permit any Affiliate of Shareholder to acquire, by purchase or otherwise, any securities of Dynegy or become affiliated with any Person who owns securities of Dynegy, so long as Shareholder and its Affiliates do not collectively beneficially own (including any securities of other Persons with whom Shareholder or its Affiliates are affiliated) securities representing more than 40% of the total combined voting power of the outstanding voting securities of Dynegy (the "Ownership Threshold").

          (b) Shareholder shall not, directly or indirectly, acquire, offer or propose to acquire, solicit an offer to sell, become a "participant" in a "solicitation" of proxies, as those terms are defined in Rule 14a-11 and 14a-1, respectively, under the Exchange Act, in respect of any voting securities of Dynegy that may be outstanding and entitled to vote relating to any of the foregoing, or otherwise agree to acquire by purchase or otherwise (or permit any Affiliate of Shareholder to undertake any of such actions) any securities of Dynegy in excess of 40% of the total combined voting power of the outstanding voting securities of Dynegy; provided, however, that Shareholder shall be entitled to make a Qualified Offer in accordance with Section 3.1(c).

          (c) (i) In connection with any Qualified Offer, Shareholder shall deliver the Qualified Offer in writing to Dynegy. In the event that Dynegy does not accept such offer in writing within 30 days after receipt, such offer shall be deemed withdrawn and Shareholder shall elect for Dynegy to either: (A) conduct an Auction in which Shareholder may participate but shall have no special priority or other rights vis-a-vis other bidders, or (B) conduct an Auction in which Shareholder shall not participate but at the conclusion thereof Shareholder shall have the right to acquire all of the outstanding voting securities of Dynegy at a purchase price per share equal to 105% of the purchase price per share set forth in the bid selected by Dynegy's Board of Directors and in such event, Dynegy's Board of Directors shall approve promptly and in any case within 10 days of Shareholder's request in writing made within 10 days of the conclusion of any such Auction (written notice of such conclusion to be given immediately by Dynegy to Shareholder) entering into a definitive agreement with Shareholder for such a transaction containing customary terms and conditions, and Dynegy shall, within 2 days of the approval of its Board of Directors of such an agreement, execute and deliver the same to Shareholder; such terms and conditions shall include a termination fee of 5 percent of the aggregate value of Dynegy as evidenced by the per share value payable by Shareholder under the agreement and a right of Dynegy to terminate the transaction and pay such termination fee to Shareholder if Dynegy's Board of Directors determines that it is necessary for Dynegy to so terminate the agreement in order for the Board to properly discharge its fiduciary duties. In the event of any such termination by Dynegy, Shareholder may, in its discretion, proceed with a tender or exchange offer for all of the common stock of Dynegy which Shareholder does not own at such price as it shall choose irrespective of any other provisions of this Agreement and shall be free to pursue any other rights and remedies which it may then have against Dynegy arising from such

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termination; Shareholder shall not be obligated to tender its shares to such other bidder nor to vote in favor of any other transaction in the event of such termination.

     (ii) Any Auction shall be subject to the following provisions:

                    (A) The Auction shall be completed within 120 days after Dynegy receives the Qualified Offer and the corresponding sale shall close within 60 days after completion of the Auction.

                    (B) If Dynegy does not receive an offer acceptable to its Board of Directors in an Auction conducted pursuant to Section 3.1(c)(i)(B) within 120 days after Dynegy receives a Qualified Offer, Shareholder may either (I) proceed with its Qualified Offer (which may take the form of a tender offer or exchange offer) and close such purchase within 60 days thereafter, or (II) reinitiate the process by submitting a new Qualified Offer.

                    (C) In the event that Shareholder is not the successful bidder in an Auction conducted pursuant to Sections 3.1(c)(i)(A) or
          (B) or does not elect to purchase in the Auction, Shareholder agrees that it shall vote its Class B Shares in favor of the successful bidder's transaction and not exercise dissenter's rights, shall tender its shares (in the event of a tender offer), and otherwise shall reasonably cooperate in consummating the transaction.

                    (D) Dynegy and Shareholder agree that the purchase price set forth in a Qualified Offer is highly confidential and, as such, Dynegy and Shareholder (and each of their Affiliates) shall not, to the extent legally permissible, disclose such purchase price to any Person without the prior written consent of the other party.

                    (E) To the extent that a successful bidder proposes a purchase price that is not solely for cash, the stock and cash components of such bid shall be substantially equivalent in value (on a per share basis) and the bid shall provide for sufficient cash (or be on such other terms) such that Shareholder may receive solely cash for its Class B Shares.

                    (F) In any Auction, Dynegy may be a bidder.

          (d) For purposes of determining the percentage of the total combined voting power of the outstanding voting securities of Dynegy which Shareholder and its Affiliates beneficially own for purposes of this Section 3.1 and whether the Ownership Threshold has been exceeded, Shareholder and its Affiliates (i) shall not be deemed to beneficially own Optional Conversion Shares except to the extent that the Series C Preferred Stock has actually been converted into Optional Conversion Shares, and (ii) shall never be deemed to beneficially own Mandatory Conversion Shares.

     3.2 Transfer Restriction. Shareholder shall not Transfer or propose to Transfer any Class B Shares (including any Optional Conversion Shares, but specifically excluding any

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Mandatory Conversion Shares) except in a transaction pursuant to Article III,
Article IV or a Governmental Order.

          (a) Widely Disbursed Public Sale. Shareholder may Transfer any Class B Shares in one or more Widely Disbursed Public Sales.

          (b) Other Transfers. Shareholder may Transfer part or all of its Class B Shares in accordance with this Section 3.2(b) and Dynegy shall first be given the opportunity, in the following manner, to purchase (or cause a Person or group designated by Dynegy (a "Dynegy Designee") to purchase) all, but not less than all, of such offered Class B Shares:

               (i) Proposed Transfer in the Absence of a Third Party Offer. If, from time to time, at any time when Shareholder is not in receipt of a Third Party Offer, Shareholder desires to Transfer some or all of the Class B Shares other than pursuant to a Widely Disbursed Public Sale, Shareholder shall deliver a written notice (the "Offer Notice") to Dynegy of such intention and stating the number of Class B Shares that Shareholder proposes to Transfer and the cash purchase price per share for such Transfer. Dynegy (or a Dynegy Designee) shall have the right for thirty
     (30) days from the receipt of the Offer Notice, exercisable by written notice in accordance with Section 8.4 hereof, to elect to purchase (or to designate the Dynegy Designee to purchase) all, but not less than all, of the Class B Shares specified in the Offer Notice for cash at a purchase price per share as set forth therein.

                    (A) If Dynegy (or a Dynegy Designee) does not provide Shareholder written notice of its election to purchase within thirty
          (30) days from receipt of the Offer Notice, Shareholder may, but is not obligated to, Transfer all, but not less than all, of the Class B Shares as specified in the Offer Notice at the cash purchase price per share set forth therein (or at a higher price), provided that such Transfer must be completed within 180 days after Shareholder delivers the Offer Notice.

                    (B) If Dynegy exercises its right to purchase the Class B Shares specified in the Offer Notice, the closing of the purchase of such Class B Shares shall take place within 180 days after Shareholder delivers the Offer Notice at a time and place reasonably specified by Dynegy (or a Dynegy Designee). At the closing, Dynegy (or a Dynegy Designee) shall deliver to Shareholder cash or immediately available funds in an amount equal to the total purchase price of the Class B Shares set forth in the Offer Notice and Shareholder (and its Affiliates) shall deliver to Dynegy (or a Dynegy Designee) certificates representing the Class B Shares, duly endorsed in blank or accompanied by stock powers duly executed and otherwise in form acceptable for transfer of the shares on the books of Dynegy, free and clear of liens, claims or other encumbrances of any nature. If, for any reason other than a delay caused by Shareholder, Dynegy (or a Dynegy Designee) fails to complete the purchase of the Class B Shares in accordance with this clause within 180 days after Shareholder delivers the Offer Notice, then Shareholder (and its Affiliates) may, but is not obligated to, Transfer the Class B Shares at such price as it shall deem appropriate, provided that Shareholder shall

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          complete such Transfer within 180 days thereafter. Shareholder and
          Dynegy expressly agree that, with respect to the first failure of Dynegy to complete the purchase of the Class B Shares as required by this clause (B), Shareholder shall have no remedies other than (1) the rights set forth in the immediately preceding sentence and (2) a right to recover from Dynegy on demand Shareholder's reasonable out of pocket expenses related to the proposed sale; provided, however that such limitation on Shareholder's remedies shall only be applicable if Dynegy exercised its right to purchase under this clause (B) in good faith and with the written advice of a nationally-recognized investment banking firm or financial institution that sufficient financing would be available for such transaction.

               (ii) Transfer Pursuant to a Third Party Offer. At any time Shareholder receives and desires to accept an unsolicited Third Party Offer, Shareholder shall deliver a written notice (the "Third Party Offer Notice") to Dynegy of such intention and stating the identity of the Third Party Offeror, the number of Class B Shares that Shareholder proposes to Transfer and the purchase price per share for such Transfer. Following, receipt of the Third Party Offer Notice, Dynegy's board of directors shall determine, in its sole discretion, whether the sale to the Third Party Offeror is acceptable and shall deliver a written notice to Shareholder stating whether the sale to the Third Party Offeror is acceptable within thirty (30) days from the receipt of the Third Party Offer Notice.

                    (A) If Dynegy advises Shareholder that the sale to the Third Party Offeror is acceptable, then Shareholder may proceed with the Transfer of Class B Shares in accordance with the Third Party Offer Notice (or at a higher price).

                    (B) If Dynegy advises Shareholder that the sale to the Third Party Offeror is not acceptable, then Shareholder shall have the right to require Dynegy to purchase (or to designate a Dynegy Designee to purchase) all, but not less than all, of the Class B Shares specified in the Third Party Offer Notice for cash at a purchase price equal to 105% of the purchase price per share as set forth in the Third Party Offer Notice. If, for any reason other than a delay caused by Shareholder, Dynegy (or a Dynegy Designee) fails to complete the purchase within 180 days from its receipt of the Third Party Offer Notice, Shareholder may, but is not obligated to, Transfer the Class B Shares specified in the Third Party Offer Notice at such price as it shall deem appropriate, provided that Shareholder shall complete such Transfer within 180 days thereafter. Shareholder and Dynegy expressly agree that, with respect to the first such failure of Dynegy to complete the purchase of the Class B Shares as required by this clause
          (B), Shareholder shall have no remedies other than (1) the rights set forth in the immediately preceding sentence and (2) a right to recover from Dynegy on demand Shareholder's reasonable out of pocket expenses related to the proposed sale; provided, however that such limitation on Shareholder's remedies shall only be applicable if Dynegy exercised its right to purchase under this clause (B) in good faith and with the written advice of a nationally-recognized investment banking firm or financial institution that sufficient financing would be available for such transaction.

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          (c) Transfers of Series C Preferred Stock and Mandatory Conversion
Shares. Notwithstanding anything to the contrary contained herein, this Agreement does not restrict or otherwise address the Transfers of any preferred stock or convertible securities held by Shareholder and its Affiliates, including without limitation, the Series C Preferred Stock, nor shall the restrictions on Transfers of Class B Shares contained herein be applicable to Mandatory Conversion Shares which shall be exempt therefrom.

     3.3 Time Periods. Whenever a provision of Article III or IV provides that an action is to be taken within a specified period of time, such period shall be increased to the extent reasonable to accommodate obtaining any required approvals from any Governmental Authorities.

     3.4 Additional Shareholder Covenants. Shareholder shall not seek, directly or indirectly, to place representatives on the Board of Directors of Dynegy or seek the removal of any member of the Board of Directors of Dynegy except pursuant to the terms of the Class B Shares set forth in the Amended and Restated Articles of Incorporation of Dynegy.

     3.5 Shares Subject to the Agreement. Except as otherwise provided for herein, all Class B Shares now or hereafter owned by Shareholder or its Affiliates shall be subject to the terms of this Agreement.

     3.6 References to Class B Shares. With respect to any Transfer, a reference to Class B Shares herein shall be deemed to include the Class A Shares or other securities issuable upon conversion of the Class B Shares in accordance with Dynegy's Articles of Incorporation upon the Transfer of such Class A Shares or other securities to a third party.

     3.7 Legend and Stop Transfer Order. To assist in effectuating the provisions of this Agreement, Shareholder hereby consents:

          (a) to the placement of the following legend on all certificates certifying ownership of the Class B Shares until such Class B Shares have been sold, transferred or disposed of pursuant to the requirements of Article III hereof:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR APPLICABLE STATE SECURITIES OR BLUE SKY LAWS. Additionally, the securities represented by this certificate are subject to the provisions of an Amended and Restated Shareholder Agreement by and between Dynegy Inc. and Chevron U.S.A. Inc. and may not be sold, transferred, pledged, hypothecated or otherwise disposed of except in accordance therewith. A copy of said agreement is on file at the office of the Secretary of Dynegy Inc."; and

          (b) to the entry of a stop transfer order with the transfer agent or agents of Dynegy securities against the transfer of Class B Shares except in compliance with the requirements of this Agreement, or, if Dynegy is its own transfer agent with respect to any Class B Shares, to the refusal by Dynegy to transfer any such securities except in compliance with the requirements of this Agreement.

                                   ARTICLE IV

                             DYNEGY'S BUYOUT RIGHTS

     4.1 Buyout Rights. Subject to the limitations hereinafter set forth, upon the occurrence of a Buyout Event, Shareholder's blocking rights under this Agreement with respect to a Covered Transaction and pursuant to Article III,
Section 7 of Dynegy's Bylaws shall, subject to reinstatement under clause
(a)(iii) hereunder, terminate and Shareholder, within 180 days after the occurrence of a Buyout Event (or such longer period as may be required to avoid disgorgement of short swing profits under Section 16 of the Exchange Act with respect to Class B Shares owned at the time of the Buyout Event), at its option shall either:

          (a) Sell (and cause its Affiliates to sell) all of the Class B Shares
(1) in a Widely Disbursed Public Sale or (2) to a third party in a private sale, provided that any such private sale shall be subject to the following provisions:

               (i) As promptly as practicable, Shareholder shall deliver written notice to Dynegy of any proposed buyer under clause (2) of this Section 4.1(a) and the purchase price per share and other material terms of such proposed sale.

               (ii) If, within 30 days after receipt of Shareholder's notice, Dynegy's board of directors delivers written notice to Shareholder that a proposed buyer or terms are not acceptable, in its sole discretion, then Shareholder shall have the right to require Dynegy to purchase (or find an acceptable buyer to purchase) all of the Class B Shares at a purchase price equal to 105% of the purchase price agreed to between Shareholder and the third party under clause (2) of this Section 4.1(a).

               (iii) If, for any reason other than a delay caused solely by Shareholder, Dynegy (or any acceptable buyer appointed by Dynegy) fails to purchase the Class B Shares within 180 days after the date of the Buyout Event, then Shareholder (and its Affiliates) shall be free to Transfer the Class B Shares at such price as it shall deem appropriate, provided that Shareholder shall complete such Transfer within 180 days thereafter, provided, that if Shareholder chooses not to sell the Class B Shares after such failure, then notwithstanding any of the provisions of this Section 4.1, the Blocking Event triggering the Buyout Event shall not be deemed to be a Blocking Event and Shareholder's blocking rights under Article III,
     Section 7 of Dynegy's Bylaws shall thereupon be reinstated. Shareholder and Dynegy expressly agree that, with respect to the first failure of Dynegy to complete the purchase of the Class B Shares as required by this clause
     (iii), Shareholder shall have no remedies other than (1) the rights set forth in the immediately preceding sentence and (2) a right to recover from Dynegy on demand Shareholder's reasonable out of pocket expenses related to the proposed sale; provided, however that such limitation on Shareholder's remedies shall only be applicable if Dynegy exercised its right to purchase under this clause (iii) in good faith and with the written advice of a nationally-recognized investment banking firm or financial institution that sufficient financing would be available for such transaction.

          (b) Elect to retain the Class B Shares, by delivering a written election to Dynegy, provided that such Class B Shares and the directors elected by such Class B Shares shall no longer be entitled to any blocking rights under
Article III, Section 7 of Dynegy's Bylaws.

                                    ARTICLE V

                      CERTAIN AGREEMENTS RELATING TO DYNEGY

     5.1 Sales of Class B Common Stock. Dynegy covenants and agrees that it shall not issue or agree to issue to any Person other than Shareholder or its Affiliates any Class B Shares (or any security convertible or exchangeable into such Class B Shares or any option, warrant or other right to acquire such Class B Shares) without the prior written consent of Shareholder.

     5.2 Restraints on Shareholders Ownership. Dynegy covenants and agrees that it shall not adopt a shareholder rights plan, "poison pill" or similar device that prevents Shareholder from exercising its rights under Section 3.1(c) or
Article IV.

     5.3 Nuclear Facility. Dynegy covenants and agrees that, it shall not acquire, own or operate (and shall prevent any subsidiary or joint venture to which it is a party from acquiring, owning or operating) a facility licensed by the Nuclear Regulatory Commission (a "Nuclear Facility"). This restriction shall not prohibit Dynegy and its subsidiaries from owning up to 10% of the equity securities of any publicly-traded company that owns or operates a Nuclear Facility.

     5.4 Limitation on Certain Actions; Cure. Dynegy covenants and agrees that, from and after the date hereof, it shall not take any action that would cause Shareholder and its Affiliates to own beneficially and collectively (including any securities of other Persons with whom Shareholder or its Affiliates are affiliated) securities representing more than the Ownership Threshold, taking into account the provisions of Section 3.1(d). In the event that either Dynegy or Shareholder takes any action which results in Shareholder and its Affiliates owning beneficially and collectively securities representing more than the Ownership Threshold, it shall promptly notify the other party. Within 60 days from the date Dynegy and Shareholder become aware that the Ownership Threshold has been exceeded other than in connection with a Qualified Offer pursuant to
Section 3.1(c), Dynegy and Shareholder shall take such action as they mutually agree is necessary and appropriate to reduce Shareholder's beneficial ownership below the Ownership Threshold, including, without limitation, increasing the Ownership Threshold; provided, however, that nothing in this sentence shall obligate Dynegy to agree to increase the Ownership Threshold.

                                   ARTICLE VI

                                PREEMPTIVE RIGHTS

     6.1 Employee Benefit Plans; Certain Recapitalization Securities. (a) In the event that Dynegy issues any Common Stock pursuant to stock option, restricted stock or other employee benefit plans, within 30 days following the end of each fiscal quarter Dynegy shall notify Shareholder in writing of all such issuances. Within 30 days after the receipt of such notification, Shareholder may notify Dynegy of its intent to purchase its "proportionate share" of such Common Stock, in which event Dynegy shall issue such equity securities to Shareholder in exchange for the purchase price. Notwithstanding the foregoing, in the event that Dynegy is subject to a stock split, reverse split, merger, share exchange or other transaction in which the rights of Shareholder may be adversely impacted in the event it is not able to purchase its proportionate share in a timely fashion, the notice required by this Section shall be given in sufficient time for Shareholder to elect to purchase Common Stock and participate in such transaction.

     (b) Shareholder shall not have preemptive rights in respect of (i) any equity securities issued by Dynegy pursuant to the Exchange Agreement or in connection with the Financing (as defined in the Exchange Agreement) and (ii) up to an additional $250 million in equity securities issued by Dynegy pursuant to one or more underwritten public offerings pursuant to effective registration statements thereafter.

     6.2 Other Issuances. In the event that Dynegy issues any equity securities other than as described in Section 6.1 hereof, promptly, but in all events within 30 days following each such issuance, Dynegy shall notify Shareholder in writing of such issuance. Within 30 days after the receipt of such notification, Shareholder may notify Dynegy in writing of its intent to purchase its proportionate share of such Common Stock, in which event Dynegy shall issue such Common Stock to Shareholder in exchange for the purchase price.

     6.3 Intended Issuances. Notwithstanding the provisions of Section 6.2, in order to enable Dynegy to efficiently structure financings and other securities issuances, to the extent that Dynegy notifies Shareholder in writing of the material terms of an intended issuance of any Common Stock, as promptly as practicable thereafter Shareholder shall notify Dynegy in writing of its election to purchase its proportionate share of such Common Stock, in which case Dynegy shall issue such Common Stock to Shareholder in exchange for the purchase price at the time of the issuance to others. In the event that the material terms of the intended issuance change prior to issuance, Dynegy shall promptly give Shareholder written notice thereof, and as promptly as practicable thereafter Shareholder shall reconfirm (or reverse) its prior election in writing.

     6.4 Purchase Price. The purchase price for Common Stock issued pursuant to
Section 6.1 or 6.2 shall equal: (a) in the event that the securities are issued in an arms' length transaction based upon the market price of Dynegy's securities, at the price of such issuance, (b) if clause (a) does not apply, at the mean closing price on the New York Stock Exchange (or other primary market for the relevant securities) over the twenty (20) trading days most immediately preceding the issuance, (c) if neither clause (a) or (b) applies, at the fair market value thereof as determined for purposes of complying with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if a notification is required pursuant to such Act, and (d) otherwise at the fair market value thereof, in cash, as determined in good faith by Board of Directors of Dynegy.

     6.5 Proportionate Share. For purposes of the issuance of securities to Shareholder pursuant to this Article VI, Shareholder's "proportionate share" shall be that number of shares of Common Stock which preserves Shareholder's proportionate interest in the Common Stock of

Dynegy at the same level as prior to the issuance that triggered Shareholder's rights. For purposes of this Section 6.5, Shareholder will be considered to own all Conversion Shares in respect of Series C Preferred Stock that remains beneficially owned by Shareholder and its Affiliates.

     6.6 Nature of Securities. (a) To the extent that Shareholder is entitled to purchase Class A Common Shares pursuant to this Article VI, it instead shall be issued Class B Common Shares on a one-for-one basis.

     (b) To the extent that Shareholder is entitled to purchase any other voting securities pursuant to this Article VI, Dynegy and Shareholder shall negotiate in good faith and agree upon the nature of the securities and, if applicable, the restrictions on or privileges of, such securities so that the purposes of this Agreement are effected.

     (c) Shareholder shall have no preemptive rights with respect to securities that do not participate in the earnings of Dynegy or, absent a payment or other default, in the election of directors of Dynegy.

     6.7 Presumption. In order to facilitate future reviews of the books and records of Dynegy, there shall be an irrefutable presumption that this Article VI has been fully complied with by Dynegy: (a) absent a filing by Shareholder with the SEC (for instance, on a Schedule 13D) within 180 days following the end of any fiscal year of a document stating its belief that it was not issued the securities that it was entitled to during such fiscal year, with respect to all issuances during such year, and (b) absent the institution of litigation against Dynegy by Shareholder prior thereto, 180 days following the last date on which there has been any Class B Shares outstanding, with respect to all issuances.

                                  ARTICLE VII

                           EFFECTIVENESS; TERMINATION

     7.1 Effectiveness and Term. The provisions of this Agreement shall be effective and terminate as follows:

          (a) the provisions of Articles II and VIII hereof shall be effective as of February 1, 2000 and shall terminate on the date on which Shareholder and its Affiliates own less than 10% of the total combined voting power of all voting securities of Dynegy; and

          (b) the remaining provisions (other than Articles II and VIII) of this Agreement shall terminate on the date Shareholder and its Affiliates cease to own at least 15% of the total combined voting power of all voting securities of Dynegy.

     7.2 Issuance of New Certificates. Upon a termination of the provisions of this Agreement contemplated by Section 7.1(b), all Class B Shares subject to this Agreement shall be relieved from the terms and conditions contained herein, and the stock certificates of Dynegy representing such Class B Shares may be surrendered to Dynegy for cancellation and issuance of a new certificate without the legend required pursuant to Section 3.7 (other than the first and second sentences of such legend). Such new certificates shall be issued and delivered to Shareholder as soon as practicable and the stop transfer order provided for in Section 3.7 shall be rescinded immediately.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1 Intent and Interpretation. Each of parties hereto stipulates and acknowledges that Dynegy has made, prior to the date of the Original Agreement, a careful evaluation of Shareholder, its investment objectives with regard to the Class B Shares and its lack of intent to obtain control of Dynegy by its acquisition thereof, and the compatibility of such objectives with the objectives of Dynegy; that such factors were critical to Dynegy in the decision to consummate the Acquisition and thereby issue a large block of voting securities to Shareholder; that, absent the restrictions in this Agreement, ownership of the Class B Shares would present an unusual opportunity for Shareholder to gain effective control of Dynegy; that Dynegy might have reached a different decision with regard to the Acquisition and the resulting issuance of the Class B Shares to a group of related persons had such persons been other than Shareholder; therefore, that the restrictions set forth in this Agreement are a material part of the consideration received by Dynegy for the issuance of the Class B Shares in the Acquisition, and that the primary intent of such restrictions is to insure that such block of securities does not come to rest in the hands or under the control of any single holder or group of holders other than Shareholder and that the size of such block of securities is not, except as otherwise herein provided, increased over a prescribed amount, without the consent of Dynegy. Shareholder acknowledges and agrees that such purpose and intent are reasonable and that the restrictions set forth in this Agreement are reasonable in view of such purpose and intent. Shareholder also agrees and acknowledges that such purpose and intent and such restrictions are and remain reasonable notwithstanding that the Class B Shares subject to this Agreement will include any and all Optional Conversion Shares acquired by Shareholder to the extent and upon the terms specified herein. Further, Shareholder and Dynegy agree that, should any disagreement arise in the interpretation of any such restrictions as applied to any set of facts, such disagreement shall be resolved by interpreting and applying each restriction in the manner that will most nearly effectuate the purpose and intent of such restrictions as herein stated.

     8.2 Specific Enforcement. Each of the parties hereto acknowledges and agrees that the other parties hereto would be irreparably damaged and that money damages are not an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached because, among other reasons, each such provision relates to potential control of Dynegy. It is accordingly agreed that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce this Agreement and the terms and provisions hereof in any court of the United States or any state thereof, in addition to any other remedy to which such party may be entitled, at law or in equity. It is further agreed that none of the parties hereto shall raise the defense that there is an adequate remedy at law.

     8.3 Severability. If any term of this Agreement or the application thereof to any party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this

Agreement and the application of such term to the other parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable law, provided that in such event the parties shall negotiate in good faith in an attempt to agree to another provision (in lieu of the term or application held to be invalid or unenforceable) that will be valid and enforceable and will carry out the parties' intentions hereunder.

     8.4 Notices, Etc. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed given (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile, (ii) one business day after being deposited with a next-day courier, postage prepaid, or (iii) three business days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case to the applicable addresses set forth below (or to such other address as such party may designate in writing from time to time):

     If to Dynegy:

          1000 Louisiana, Suite 5800
          Houston, TX 77002
          Attention: General Counsel
          Telecopy: (713) 507-6808

     with copies (which shall not constitute notice) to:

          O'Melveny & Myers LLP
          30 Rockefeller Plaza
          New York, New York
          Attention of John J. Suydam, Esq.
          Telecopy: (212) 408-2420

     If to Shareholder:

          Chevron U.S.A. Inc.
          c/o ChevronTexaco Corporation
          6001 Bollinger Canyon Road
          San Ramon, CA 94583
          Attention: General Counsel
          Telecopy: (925) 842-7084

     and to:

          Pillsbury Winthrop LLP
          50 Fremont Street
          San Francisco, CA 94105
          Attention: Terry M. Kee, Esq.
          Telecopy: (415) 983-1200
or to such other address as such party shall have designated by notice so given to each other party.

     8.5 Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by all of the parties hereto (or their successors).

     8.6 Entire Agreement. This Agreement and the Exchange Agreement (and the documents expressly referenced herein and therein) embody the entire agreement and understanding among the parties relating to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

     8.7 Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     8.8 No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of his or her right to exercise any such or other right, power or remedy or to demand such compliance.

     8.9 No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of and shall not be enforceable by any person or entity who or which is not a party hereto.

     8.10 Consent to Jurisdiction. Each party (a) consents to submit itself to the non-exclusive personal jurisdiction of any federal court located in the State of Illinois or any Illinois state court if any action, suit or proceeding arises in connection with this Agreement, and (b) agrees that it will not attempt to defeat or deny such personal jurisdiction by motion or other request for leave from any such court.

     8.11 Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of Illinois, without reference to rules relating to conflicts of law.

     8.12 Name, Captions, Gender. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.

     8.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, of the parties hereto.

     8.14 Expenses. Except as expressly provided herein, each of the parties hereto shall each bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

     8.15 Successors and Assigns. Shareholder shall not assign this Agreement without the written consent of Dynegy, except to an Affiliate of Shareholder as contemplated herein; Dynegy may assign this Agreement only to any successor to substantially all of its business as a result of a merger, consolidation or sale by Dynegy. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the parties hereto.

     8.16 Dynegy's Articles of Incorporation and Bylaws.

          (a) The parties acknowledge that the provisions of Article 7, Paragraph 2, of Dynegy's Amended and Restated Articles of Incorporation are no longer applicable. The parties agree that Dynegy may amend its Amended and Restated Articles of Incorporation to remove such provisions therefrom.

          (b) The parties acknowledge and agree that Dynegy shall use its commercially reasonable efforts to cause the provisions of Article III, Section 7.(B) of Dynegy's Amended and Restated Bylaws (as presently in effect) to be modified so as to read in its entirety as specified in Schedule I hereto as promptly as practicable following the date hereof. The parties acknowledge that such modification shall not become effective until Dynegy has amended the Amended and Restated Bylaws in accordance with the amendment procedures in effect at the time of such amendment.

          IN WITNESS WHEREOF, the parties hereto have duly and validly executed this Amended and Restated Shareholder Agreement as of the day and year first above written.

                                     CHEVRON U.S.A. INC.


                                     By: /s/ Lydia Beebe
                                         -----------------------------------
                                         Name: Lydia Beebe
                                         Title: Vice President and Secretary


                                     DYNEGY INC.


                                     By: /s/ Bruce A. Williamson
                                         -----------------------------------
                                         Name: Bruce A. Williamson
                                         Title: President and CEO

     As parties to the within-referenced Original Agreement, each of the undersigned hereby (i) joins in and consents to the execution and delivery of the foregoing instrument as and to the extent necessary for the foregoing instrument to be effective in accordance with its terms and (ii) acknowledges and agrees that it no longer has any interest, as a party or otherwise, in respect of the Original Agreement or the foregoing instrument.

DYNEGY HOLDINGS, INC.                      ILLINOVA CORPORATION


By: /s/ Bruce A. Williamson                By: /s/ Bruce A. Williamson
    ---------------------------------          --------------------------------
    Name: Bruce A. Williamson                  Name: Bruce A. Williamson
    Title: President and CEO                   Title: President and CEO

                                                                   SCHEDULE I to
                                      Amended and Restated Shareholder Agreement

        Replacement Article III, Section 7.(B), of Bylaws of Dynegy Inc.

     (B) Notwithstanding anything to the contrary herein, so long as any shares of Class B Common Stock of the corporation are issued and outstanding and the holders of Class B Common Stock have not terminated their rights to block such actions granted to them under Section 4.1 of the Amended and Restated Shareholder Agreement between the corporation and Chevron U.S.A. Inc. dated as of August 11, 2003, the corporation shall not take (or permit to be taken in its capacity as a shareholder or partner or otherwise permit any subsidiary of the corporation to take) any of the following actions if all of the Class B directors present at the meeting where such action is considered vote against such action:

          (1) amendment of Article II, Section 15(C)(4), Article III, Sections 6, 7.(B), 7.(C), or 12, Article IV, Section 1, Article V, Section 1, or
     Article IX of these Bylaws, or amendment of Article IV, Section 2A, of the articles of incorporation of the corporation;

          (2) adoption of any provision of these Bylaws or amendment to the articles of incorporation which would substantially and adversely affect the rights of the holders of the Class B Common Stock;

          (3) authorization of new shares of any stock of the corporation where the aggregate consideration to be received by the corporation therefor exceeds the greater of (a) $1 billion or (b) one-quarter of the Corporation's Market Capitalization;

          (4) any disposition of all or substantially all of the corporation's Liquids Business (defined below), so long as there shall be in effect any substantial agreements between Chevron U.S.A. Inc. and the corporation relating to such business, except for a contribution of such Liquids Business to a joint venture, limited liability company or other form of partnership in which the corporation has a majority direct or indirect interest;

          (5) any merger or consolidation of the corporation or any subsidiary (other than a merger or consolidation by a subsidiary with the corporation or another subsidiary), any joint venture, any liquidation or dissolution of the corporation, any voluntary initiation of a proceeding in bankruptcy or acquiescence to an involuntary initiation of a proceeding in bankruptcy, any acquisition of stock or assets by the corporation or its subsidiaries, or any issuance of common or preferred stock by the corporation, any of which would result in the payment or receipt of consideration (including the incurrence or assumption of indebtedness and liabilities) having a fair market value exceeding the greater of (a) $1 billion or (b) one-quarter of the Corporation's Market Capitalization (as defined below); or

          (6) any other material transaction (or series of related transactions) which would result in the payment or receipt of consideration (including the incurrence or assumption of indebtedness and liabilities) having a fair market value exceeding the greater of (a) $1 billion or (b) one-quarter of the Corporation's Market Capitalization, and is out of the ordinary course of business for the corporation.

For purposes of this Section, the "CORPORATION'S MARKET CAPITALIZATION" means the sum of (a) the product of (x) the total number of shares outstanding of Class A and Class B Common Stock of the corporation on the relevant date and (y) the closing price of the Class A Common Stock on the New York Stock Exchange ("NYSE") at the end of the regular session represented by the consolidated tape, Network A, (b) the product of (x) the total number of shares outstanding of all of the corporation's NYSE traded preferred stock on the relevant date and (y) the closing price of such preferred stock on the NYSE at the end of the regular session represented by the consolidated tape, Network A and (c) the aggregate value of the liquidation preference of any non-NYSE listed non-convertible stock of the corporation and (d) the aggregate value of the greater of the liquidation preference and the value of the underlying common stock (calculated in accordance with (a) of this paragraph) issuable upon conversion of any non-NYSE listed convertible preferred stock on the relevant date. The "LIQUIDS BUSINESS" means the processing of natural gas to produce natural gas liquids, the fractionation of natural gas liquids, and the purchase, sale and transportation of such natural gas liquids.

                                      I-2